Exhibit 4.3
NIC INC. 2006 AMENDED AND RESTATED
STOCK OPTION AND INCENTIVE PLAN

Restricted Stock Agreement

The Company seeks to provide a means by which the Company, through the grant of the Shares to the Grantee, may retain the Grantee's services and motivate the Grantee to exert his or her best efforts on behalf of the Company and any Affiliate;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock. NIC Inc., a Colorado corporation (the “Company”), hereby grants to _______________________ (“Grantee”), as of ___________20__ (the “Grant Date”) ____________ shares of the Company's no par value Common Stock (the “Shares”), subject to the restrictions, terms, conditions and other provisions of this Restricted Stock Agreement (the “Agreement”) and of the NIC Inc. 2006 Amended and Restated Stock Option and Incentive Plan (the “Plan”), which restrictions, terms, conditions and other provisions are incorporated herein by this reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

A certificate for the Shares granted pursuant to this Agreement will be issued to Grantee following the lapse of all restrictions and the compliance with all terms and conditions set forth in this Agreement and the Plan (subject to any adjustment to the number of Shares as provided in Section 3 hereof). Notwithstanding the foregoing, in the event of separation or termination of the Grantee's employment with the Company for any reason, including as a result of the Grantee's retirement, death or disability, all unreleased, restricted Shares shall be forfeited upon such separation or termination.

2. Restrictions.

(a) No Shares shall be released from restrictions until the anniversary of the Grant Date specified on Exhibit A and compliance with any other conditions specified on Exhibit A of this Agreement, subject to earlier release pursuant to the terms of this Agreement (the “Release Date”).

(b) From the date of this Agreement until the Release Date, Grantee shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of or encumber any of the Shares.

3. Terms and Conditions.

(a) Adjustments in Event of Change in Common Stock.  If any change is made in the Shares, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of Shares will be appropriately adjusted in the class(es) and number of shares and price per share of stock of those subject Shares in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Grantee; provided, however, that no such adjustment shall cause the Company to issue a fractional share.  Such adjustments shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction not involving the receipt of consideration by the Company.)

(b) Sale of the Company.  In the event of a dissolution, liquidation or sale of all or substantially all of the assets of the Company, or that the Company is not the surviving corporation in any merger, consolidation, or reorganization, then any Shares not otherwise fully vested, shall automatically accelerate immediately prior to the effective date of the transaction and shall become vested in full at that time. No such acceleration, however, shall occur if and to the extent: (i) this Agreement is, in connection with the transaction, assumed by the successor corporation (or parent thereof), or (ii) the Shares are replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the Shares at the time of the transaction and provides for subsequent pay-out in accordance with the vesting schedule set forth on Exhibit A.

(i) Immediately following the effective date of the transaction, this Agreement shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the transaction.

(ii)  If this Agreement is assumed in connection with the transaction, then the Board shall appropriately adjust the number of shares and the kind of shares or securities covered by this Agreement immediately after such transaction.

(iii) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c) Rights as a Shareholder. Subject to the terms of this Agreement, the Grantee shall have all the rights and privileges of a shareholder of the Company while the Shares are subject to stop-transfer instructions, or otherwise held in escrow, including the right to vote and to receive dividends (if any).

(d) No Rights to Continued Relationship.  The Shares shall not confer upon the Grantee any right with respect to continuance of employment by the Company or by an Affiliate, nor shall it interfere in any way with the right of his or her employer to terminate his or her employment at any time.

The Shares shall not confer upon the Grantee any right with respect to continuance of a directorship of the Company or of an Affiliate, nor shall it interfere in any way with the right of the shareholders to remove him or her as a director at any time.

The Shares shall not confer upon the Grantee any right with respect to continuance of any consulting arrangement with the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate, as the case may be, to terminate any such arrangement.

(e) Compliance with Other Laws and Regulations.  This Agreement and the obligation of the Company to sell and deliver Shares hereunder, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any government or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

(f) Withholding Taxes.  The Grantee agrees to make appropriate arrangements with the Company or Affiliate, as the case may be, for the satisfaction of all federal, state and local income and employment tax withholding requirements applicable to the lapse of restrictions on the Shares.  No certificates representing Shares will be delivered until the Grantee has made acceptable arrangements for these withholding requirements.

4. Investment Representation.  The Company may require that the Grantee furnish to the Company, as a condition of acquiring stock hereunder, (a) written assurances satisfactory to the Company, or counsel for the Company, as to the Grantee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company, or counsel for the Company, who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; and (b) written assurances satisfactory to the Company, or counsel for the Company, stating that the Grantee is acquiring the stock for the Grantee’s own account and not with any present intention of selling or otherwise distributing the stock.  The Company may (a) restrict the transferability of the stock and require a legend to be endorsed on the certificates representing such stock, as appropriate to reflect resale restrictions, if any, imposed by the Board or as appropriate to comply with any applicable state or federal securities laws, rules or regulations; and (b) condition the issuance and delivery of stock upon the listing, registration or qualification of such stock upon a securities exchange or quotation system or under applicable securities laws.

The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (a) the issuance of stock has been registered under a then currently effective registration statement under the Securities Act, or (b) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

5. Grantee Bound by the Plan.  The Grantee agrees to be bound by all the terms and provisions of the Plan.  To the extent that the terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern.  The captions used in this Agreement, and the Plan are inserted for convenience and shall not be deemed a part of the Agreement for construction or interpretation.

6. Governing Law. This Agreement and the Plan shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws principles.

7. Notices.  Any notice to the Company or the Board that is required to be made under the terms of the Agreement or under the terms of the Plan shall be addressed to the Company in care of its president at 12 Corporate Woods, 10975 Benson Street, Suite 390, Overland Park, Kansas 66210.  Any notice that is required to be made to the Grantee under the terms of the Agreement or under the terms of the Plan shall be addressed to him or her at the address indicated below:

__________________________
__________________________
__________________________

unless the Grantee notifies the Company of his or her address change in writing as provided in this Section 7 in which case the notice shall be addressed to the Grantee at his or her new address. A notice under this Section 7 shall be deemed to have been given or delivered upon personal delivery or upon deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed as provided in this Section 7.

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